UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2015

Diebold, Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5995 Mayfair Road, P.O.Box 3077, North Canton, Ohio		44720-8077
_______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 490-4000
Not Applicable
_____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
On October 25, 2015, Diebold, Incorporated (“Diebold”) and certain of its affiliates, entered into a definitive Asset Purchase Agreement (the “Purchase Agreement”) with a wholly owned subsidiary of Securitas AB (“Securitas Electronic Security”) to divest Diebold’s electronic security business located in the United States and Canada for an aggregate purchase price of approximately $350 million in cash, $35 million of which is contingent and payable over a twelve-month period beginning at closing based on the successful transition of certain customer relationships.
The closing purchase price is subject to a customary working capital adjustment. The Purchase Agreement provides for customary representations, warranties, covenants and agreements, including, among others, that each party will use commercially reasonable efforts to complete the transaction expeditiously.
The closing of the transaction is expected to occur in the first quarter of 2016 subject to the expiration or termination of any waiting period under certain antitrust filings and the satisfaction or waiver of other customary closing conditions.
Diebold has also agreed to provide certain transition services to Securitas Electronic Security after the closing, including providing the Securitas Electronic Security a $6 million credit for such services.

Item 8.01	Other Events.
On October 25, 2015, Diebold issued a press release announcing the signing of the Purchase Agreement. A copy of this press release is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 27, 2015

DIEBOLD, INCORPORATED

By /s/Christopher A. Chapman
Name: Christopher A. Chapman
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release